Exhibit 99.1

PRESS RELEASE

Beverly Hills Bancorp Inc.

23901 Calabasas Rd., Ste. 1050

Calabasas, CA 91302

Contact Information:	Larry B. Faigin
Chairman of the Board
800.515.1616
323.939.6184

Joseph W. Kiley III
President and Chief Executive Officer
First Bank of Beverly Hills
800.515.1616
818.223.5418

Beverly Hills Bancorp Inc. Announces New CEO and New Directors,

Amends Certificate of Incorporation and Declares Quarterly Cash Dividend

CALABASAS, CA – (BUSINESS WIRE) – August 29, 2005 – Beverly Hills Bancorp Inc. (NASDAQ-NNM:BHBC) announced today that at the Company’s Annual Meeting on August 25, 2005, the Company’s stockholders elected Howard Amster, Larry B. Faigin, Stephen P. Glennon, Robert Kanner, Kathleen Kellogg, William D. King and John Lannan as the Company’s Board of Directors.

The Company’s stockholders also approved an amendment to the Company’s Certificate of Incorporation to reduce the number of authorized shares of common stock from 90 million to 30 million, and to cancel the authorization of preferred stock. The Company expects these reductions in authorized shares to result in annual tax savings of approximately $100,000.

In further business, the Company announced the election of Larry B. Faigin as Chief Executive Officer effective August 25, 2005. Mr. Faigin also serves as Chairman of the Company’s Board of Directors, a position he has held since 1999. Joseph W. Kiley III, the President and Chief Executive Officer of FBBH, had served also as BHBC’s President and Chief Executive Officer since May 2004.

Lastly, the Company announced the declaration of 12½ cents per share cash dividend on the Company’s common stock. The dividend is payable October 1, 2005 to stockholders of record as of September 15, 2005.

Beverly Hills Bancorp Inc. is a financial holding company that conducts banking operations through its wholly-owned subsidiary, First Bank of Beverly Hills (“FBBH” or the “Bank”), and mortgage investment operations through its investment subsidiary, WFC Inc.

For further information, please see our website (www.bhbc.com) for our 10-Q Report and related communications.

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